Exhibit 99.1

Company Contact:                            Investor Relations:
Kelly J. Gill                                 Charles Lynch
Chief Executive Officer                         Westwicke Partners
615-771-7575                             443-213-0504
Advocat Announces Name Change

BRENTWOOD, TN, (March 14, 2013) - Advocat Inc. (NASDAQ: AVCA) a premier provider of long term care services primarily in the Southeast and Southwest, today announced that the Company will be changing its legal name to Diversicare Healthcare Services, Inc. in alignment with the naming of its operating subsidiaries. Effective after the close of business on March 15, 2013, NASDAQ will migrate the Company's ticker symbol from AVCA to DVCR. The Company's website, www.advocat-inc.com, soon to be www.dvcr.com, will reflect the rebranding before the market opens on March 18, 2013.

Commenting on the name change, Kelly J. Gill, the Company's President and Chief Executive Officer, stated, “We are excited to be rebranding our public company to match the naming of our operating subsidiaries and branding of our healthcare centers. Diversicare's mission is to improve every life we touch by providing exceptional healthcare and exceeding expectations. The Diversicare culture is built on the five core values of Integrity, Excellence, Compassion, Teamwork and Stewardship. These values apply not only in providing quality care, but also in our relationship with our shareholders. Our patients and residents, as well as many of our shareholders, know us as Diversicare and we are proud to have unified branding throughout our organization. Diversicare is a trusted name with decades of quality care as its legacy. This change in name and refocusing on our mission, vision and values is another step in our commitment to growing shareholder value and providing quality patient care.”

Diversicare provides long-term care services to patients in 48 skilled nursing centers containing 5,538 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit our website: www.advocat-inc.com or www.dvcr.com.